Exhibit 99.1

eBay Inc.

Chris Saridakis Resigns from eBay Inc.

SAN JOSE, Calif. (January 15, 2014) - Chris Saridakis, president of eBay Enterprise, a division of eBay Inc. (Nasdaq: EBAY), has resigned for personal reasons, the company said today.

An external search will be conducted for a successor, the company said. Until the search is completed, Tobias Hartmann, vice president, Omnichannel Operations and International, will serve as interim head of eBay Enterprise.

Saridakis had served as president of eBay Enterprise since June 2011, following the company's acquisition of GSI Commerce (renamed eBay Enterprise in 2013), where he was part of that company's management team.

About eBay Inc.

eBay Inc. (NASDAQ: EBAY) is a global commerce and payments leader, providing a robust platform where merchants of all sizes can compete and win. Founded in 1995 in San Jose, Calif., eBay Inc. connects millions of buyers and sellers and enabled $175 billion of commerce volume in 2012. We do so through eBay, one the world's largest online marketplaces, which allows users to buy and sell in nearly every country on earth; through PayPal, which enables individuals and businesses to securely, easily and quickly send and receive digital payments; and through eBay Enterprise, which enables omnichannel commerce, multichannel retailing and digital marketing for global enterprises in the U.S. and internationally. We also reach millions through specialized marketplaces such as StubHub, the world's largest ticket marketplace, and eBay classifieds sites, which together have a presence in more than 1,000 cities around the world. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.

Contacts
eBay Inc.
Investor Relations Contact:
Tom Hudson
thhudson@ebay.com
or
Media Relations Contact:
Kari Ramirez
press@ebay.com
or
Investor Information Request:
408-376-7493